Exhibit 10.41

November 2, 2009

Mr. John Senaldi
42 Remington Court
Danville, CA 94526

Re:  Employment Offer

Dear John:

I am pleased to offer you a position with Symyx Technologies, Inc. (“Symyx”) as President, High Productivity Research (HPR), reporting to Isy Goldwasser, CEO.  In this position, we expect you will be a Section 16 reporting officer; therefore, this offer in its entirety is subject to formal approval from Symyx’s Board of Directors.

You will receive a monthly salary of $25,000 (twenty-five thousand dollars), payable semi-monthly in accordance with our normal payroll procedures and subject to applicable withholdings.  In addition, based upon achievement of Company and HPR division financial objectives and of individual goals you and Isy Goldwasser will define together, you will be eligible to receive an on-target annual bonus of 65% of your annual salary starting in fiscal 2010.  Your participation in this plan is subject to the bonus plan’s terms, which include a requirement that you be an employee in good standing at the time the bonus is paid. The amount of any actual bonus paid will be determined in the sole discretion of the CEO and will be subject to the approval of the Compensation Committee of the Board of Directors.

In addition, subject to approval by Symyx’ Board of Directors or its appropriately appointed committee or designee, you will be granted an option to purchase one hundred thousand (100,000) shares of Symyx Common Stock priced at the closing sale price of Symyx Common Stock on the NASDAQ National Market on the date of grant, typically the first trading day of the calendar month following your first day of employment. These stock options will be governed by Symyx’ 2007 Stock Incentive Plan and the applicable stock option agreement, and will vest over 3 years as follows: 33% on the first anniversary of your date of hire, and quarterly thereafter (subject to your continued employment through these dates).

 We will provide you with a one-time payment of $80,000 (eighty thousand dollars) minus applicable taxes, in your first Symyx paycheck, as a sign-on bonus.  This bonus will be repayable to Symyx in full should you resign from Symyx within the first twelve months of your employment.

As a Symyx employee, you are eligible to receive certain employee benefits. Please review the enclosed Benefits Summary which summarizes our current benefits offerings. Symyx reserves the right at all times to modify or terminate its compensation and benefits as it deems necessary.

As you are aware Symyx is exploring different business opportunities for the HPR division you are being hired to lead, which may include spinning off or selling the group to outside investors. As a result of these actions, your employment may be terminated. You should also be aware that your employment with Symyx is not for a specified period and is at will. Accordingly, you are free to resign at any time, for any or no reason.  Similarly, Symyx is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. If, however,   you experience a Covered Termination of your employment (as  defined in Symyx’s Executive Change in Control and Severance Benefit Plan (the “Plan”)), provided you execute and deliver a full and comprehensive release in a form reasonably acceptable to Symyx, you will be entitled to the severance set forth in the Plan. A copy of the Plan is enclosed for your review.  For purposes of your participation in the Plan, we would also specify that if Symyx sells all or a majority interest in the HPR division to a third party, that sale will be considered a “Change in Control” under the Plan, and if you then experience a Change in Control Termination as defined under the Plan, you would receive cash severance and health continuation coverage as described in Sections 4(a) and 4(b) of the Plan for a Coverage Period of fifteen (15) months;  in such event, however, the benefits in Section 4(c) of the Plan would not apply.

Symyx reserves the right to conduct background investigations and/or reference checks on all potential employees.  Your job offer, therefore, is contingent upon clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will need to provide Symyx documentary evidence of your identity and eligibility for employment in the United States.  This documentation must be provided to us within three (3) business days of your date of hire.

You agree that, during the term of your employment with Symyx, you will not engage in any other employment, occupation, consulting or business activity directly related to the business in which Symyx is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Symyx.  As a Symyx employee, you will be expected to sign and comply with the enclosed At-Will, Confidential Information, Invention Assignment and Arbitration Agreement, which requires (among other things) the assignment of patent rights to any invention made during your employment at Symyx and non-disclosure of proprietary information.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me, along with the signed code of conduct and confidentiality agreement.  This offer of employment expires at 5:00 p.m. on November 9, 2009 unless accepted prior to that date.

This letter, along with the agreement relating to proprietary rights between you and Symyx, sets forth the terms of your employment with Symyx and supersedes any prior representations and/or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by an officer of Symyx and by you.

We look forward to working with you at Symyx.

Sincerely,

/s/ Isy Goldwasser
Isy Goldwasser
Chief Executive Officer

ACCEPTED AND AGREED TO this ____ day of ________, 2009.

By:
John Senaldi

Start date:

Enclosures